EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT REGARDING AMENDMENTS TO LOAN DOCUMENTS

This AGREEMENT REGARDING AMENDMENTS TO LOANDOCUMENTS (this “Amendment Agreement”), dated as of March 16, 2022, is among (i)NUVERA COMMUNICATIONS, INC. (the “Borrower”), (ii) WESTERN TELEPHONE COMPANY (“WTC”), PEOPLES TELEPHONE COMPANY(“PTC”), HUTCHINSON TELEPHONE COMPANY (“Hutchinson Telephone”), HUTCHINSON CELLULAR, INC. (“HutchinsonCellular”),HUTCHINSON TELECOMMUNICATIONS, INC. (“Hutchinson Telecom”),SLEEPY EYE TELEPHONE COMPANY (“Sleepy Eye”), TECH TRENDS, INC. (“Tech”), SCOTT-RICE TELEPHONE CO.(“Scott-Rice” and, together with WTC, PTC, Hutchinson Telephone, HutchinsonCellular, Hutchinson Telecom, Sleepy Eye, and Tech, each a “SubsidiaryGuarantor” and, collectively, the “SubsidiaryGuarantors”; the Subsidiary Guarantors, together with the Borrower, each a “LoanParty” and, collectively, the “LoanParties”), and (iii) COBANK, ACB (“CoBank”).

RECITALS

WHEREAS, the Borrower and CoBank are parties to that certain Second Amended andRestatedMasterLoanAgreement,datedasofJuly31,2018(asthesamehasbeenandmayfurtherbe amended, modified, supplemented, extended or restated from time to time, the “MLA”), assupplemented by that certain Fourth Supplement to the Second Amended and Restated MasterLoan Agreement, dated as of July 31, 2018, providing for a term loan (as the same has been andmay further be amended, modified, supplemented, extended or restated from time to time, the“Fourth Supplement”), and that certain Fifth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018, providing for a revolving loan in an aggregate principal amount outstanding at any one time not to exceed $10,000,000 (as the same has been and may further be amended, modified, supplemented, extended or restated from time to time, the “FifthSupplement”; the MLA, as supplemented by the Fourth Supplement and the Fifth Supplement, collectively, the “Loan Agreement”);

WHEREAS, the Loan Parties have executed and delivered to CoBank that certain Second Amended and Restated Continuing Guaranty, dated as of July 31, 2018 (as the same has been and may further be amended, modified, supplemented, extended or restated from time to time, the“Guaranty”), pursuant to which, among other things, the Loan Parties guaranteed all then existing or thereafter arising obligations of the Borrower and the other Loan Parties to CoBank under the Loan Agreement or otherwise;

WHEREAS, the Loan Parties have executed and delivered to CoBank that certain Second Amended and Restated Pledge and Security Agreement, dated as of July31, 2018(as the same has been and may further be amended, modified, supplemented, extended or restated from time to time, the “Security Agreement”), pursuant to which, among other things, each Loan Party has granted to CoBank as security for its obligations under the Loan Agreement, Guaranty or otherwise a security interest in substantially all of its then owned or thereafter acquired tangible and intangible personal property;

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WHEREAS, certain of the Loan Parties have executed and delivered to CoBank mortgages (each a “Mortgage” and, collectively, the “Mortgages”), pursuant to which, among other things, the applicable Loan Parties have granted to CoBank as security for its obligationsunder the Loan Agreement, Guaranty or otherwise a security interest in the real property and personal property described in such Mortgage;

WHEREAS, the Borrower has requested an increase in the Commitment (as defined inthe Fifth Supplement) under the Fifth Supplement (the “Fifth Supplement Increase”) in theamount of $10,000,000 such that the Fifth Supplement shall provide for a revolving loan in anaggregate principal amount outstanding at any one time of upto $20,000,000;

WHEREAS, concurrent with the execution and delivery of this Amendment Agreement,the Borrower is executing and delivering an Amended and Restated Promissory Note, dated as of the date here of (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Fifth Supplement Note”) reflecting the Fifth Supplement Increase;

WHEREAS, in connection with the Fifth Supplement Increase, the Loan Parties and CoBank have agreed to certain amendments to the Fifth Supplement, the Mortgages and the other Loan Documents, as set forth here in.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment Agreement, the Loan Parties and CoBank each here by agrees as follows:

SECTION 1. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA.

SECTION 2. Section 1 of the Fifth Supplement is hereby amended by amending and restating such section in its entirety as follows:

Section 1. Revolving Loan Commitment. On the terms and conditions set forth in the MLA and this Fifth Supplement, CoBank agrees to make one or more advances (collectively, the “Revolving Loan”) to the Borrower during the Availability Period (as here in after defined in Section4 of this Fifth Supplement)in an aggregate principal amount outstanding at any one time not to exceed $20,000,000 (the“Revolving Loan Commitment” or the “Commitment”), as the Revolving Loan Commitment shall be reduced pursuant to Section 7 of this Fifth Supplement and Section 4 of the MLA. The Revolving Loan Commitment shall expire at 12:00 noon Mountain time on June30, 2022,or such later date as CoBank in its sole discretion shall provide in writing (the “MaturityDate”). Under the Revolving Loan Commitment, amounts borrowed and later repaid may be reborrowed.

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SECTION 3. Subsection 4(A)(2) of the Fifth Supplement is hereby amended to delete two-months as an option for which an Interest Period may be selected with regards to the LIBOR option.

SECTION 4. Subsection 4 of the Fifth Supplement is hereby amended to add thereto as as Subsection 4(E) the following:

(E)   Benchmark Replacement.

(1)    Unavailability; Illegality. Notwithstanding anything to the contrary in this Fifth Supplement or in any other Loan Document, if at any time CoBank determines that:

(a)              any interest rate offered under this Fifth Supplement (each such interest rate, a “Benchmark”) or any tenor of such Benchmark has been, or is likely to be, discontinued;

(b)                 any Benchmark or any tenor of any Benchmark is not or is likely to not be representative of the underlying market and economic reality that such Benchmark or tenor is intended to measure;

(c)                  any Benchmark or any tenor of any Benchmark does not, oris likely not to, adequately and fairly reflect the cost to CoBank of making or maintaining loans hereunder; or

(d)                 any Benchmark or any tenor of any Benchmark is, or is likely to be,unlawful,

then, CoBank may amend this Fifth Supplement and any other Loan Document to replace for purposes of this Fifth Supplement such Benchmark or tenor with a Benchmark Replacement or to removesuch tenor. The selection of a Benchmark Replacement by CoBank may be for one,some or all tenors of the then-current Benchmark.

(2)   Temporary Unavailability of Benchmark. If at any time CoBank determinesin its discretion that any Benchmark or any tenor of any Benchmark is unavailable for any reason on a temporary basis, CoBank may, for purposes of this Fifth Supplement, (a) calculate such Benchmark or tenor using such previous or historical publications of such Benchmark or tenor as CoBank determines in itsdiscretion to be appropriate, (b) suspend the availability of such tenor or (c) select and apply a Benchmark Replacement during such period.

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(3)                Benchmark Replacement Conforming Changes. CoBank will have the right to make from time to time any technical, administrative or operational changes that CoBank decides in its discretion may be appropriate to permit or enhance the efficient administration of any Benchmark or any tenor of any Benchmark or the adoption, implementation or administration of any Benchmark Replacement or anytenor of any Benchmark Replacement. Any amendments implementing such changes will become effective without any further action or consent of any other party to this Fifth Supplement or any other Loan Document; provided that Co Bank shall givet he Borrower notice of any such amendment.

(4)                Rate Disclaimer. CoBank does not warrant or accept responsibility for, and each of the parties hereto hereby acknowledge and agree (for the benefit of CoBank)that CoBank shall not have any liability with respect to (a)the administration of, submission of, calculation of or any other matter related to any Benchmark, or any component definition there of or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any initial Benchmark or any other Benchmark, or any Benchmark Replacement prior to is discontinuance or unavailability, or (b) the effect, implementation or composition of any modifications pursuant to Subsection 4(E)(3). CoBank and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark  Replacement) or any relevant adjustments thereto, in each case, in amanner adverse to the Borrower. CoBank may select information sources or services in its reasonable discretion to ascertain any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of thisFifth Supplement, and shall have no liability to the Borrower or any other Personfor damages of any kind, including direct or indirect, special, punitive, incidentalor consequential damages, costs, losses or expenses (whether in tort, contract orother wise and whether at law or in equity), for any error or calculation of any such rate (or component there of)provided by any such information source or service.

SECTION 5. Appendix A of each Mortgage is hereby amended to replace the reference to $10,000,000 in the description of the PromissoryNote (Revolver)with $20,000,000.

SECTION 6. Neither this Amendment Agreement nor any prior amendment to the LoanAgreement or other Loan Documents shall constitute a novation of the Loan Agreement or theother Loan Documents. The Loan Parties acknowledge and expressly agree that this Amendment Agreement is limited to the extent expressly set forth here in and shall not constitute a modification of the Loan Agreement or any other Loan Documents or a course of dealing at variance with the terms of the Loan Agreement or any other Loan Documents (other than as expressly set forth

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above) so as to require further notice by CoBank, of its intent to require strict adherence to theterms of the Loan Agreement and the other Loan Documents in the future. All of the terms, conditions, provisions and covenants of the Loan Agreement and the other Loan Documents shall remain unaltered and in full force and effect except as expressly modified by this AmendmentAgreement. The Loan Agreement and each other Loan Document shall be deemed modified here by solely to the extent necessary to effect the amendments contemplated hereby.

SECTION 7. All references to the Fifth Supplement, the Mortgages, the Note evidencing the Loan provided for by the Fifth Supplement Note and any other agreement or instrument amended, confirmed or reaffirmed by this Agreement (collectively, the “Amended Documents”) in any of the Amended Documents, in any other documents, instruments or agreements executedor delivered in connection therewith or in any other Loan Document, shall be deemed a referenceto such Amended Document as amended by this Amendment Agreement, the Mortgages or theFifthSupplementNote(this Amendment Agreement and the Fifth Supplement Note, collectively, the “Modifying Documents”).

SECTION 8. Each of the Loan Parties hereby represents and warrants to CoBank as follows:

(a)                  such entity has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Modifying Documents to which it is a party, in accordance with its terms. Each Modifying Document has been duly executed and delivered by each entity party thereto and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(b)                 the execution, delivery and performance of the Modifying Documents in accordance with their terms do not and will not, by the passage of time, the giving of notice or otherwise,

(i)                                        require any governmental approval or violate any applicable Law relating to such entity;

(ii)                                      conflict with, result in a breach of or constitute a default under the organizational documents of such entity, any material provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its properties may be bound or any governmental approval relating to it; or

(iii)                                    result in or require the creation or imposition of any lien (except aspermitted by the Loan Agreement and the other Loan Documents) upon or with respect to any property now owned or hereafter acquired by such entity;

(c)                  that, after giving effect to the amendments set forth in the Modifying Documents, the representations and warranties of such entity set forth in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date here of as if made on the date hereof;

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(d)                 after giving effect to the amendments set forth in the Modifying Documents, no Potential Default or Event of Default under any Loan Agreement or any other Loan Documents has occurred and is continuingas of this date;

(e)                  since December 31, 2020, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries;

(f)                  that as of the date hereof and after giving effect to any advances to be funded on the date hereof or other transactions contemplated to occur on the date here of,

(i)                                        each Loan Party, consolidated with its Subsidiaries, (i) owns and will own assets the present fair saleable value of which are (A) greater than the total amount of liabilities(including contingent liabilities) of such Loan Party and its Subsidiaries, and (B)greater than the amount that will be required to pay the probable liabilities of such Loan Party’s and its Subsidiaries’ then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party and its Subsidiaries; (ii) has capital that is not unreasonably small inrelation to its business as presently conducted or after giving effect to any contemplated transactions; and (iii) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due;

(ii)                                      NoLoan Party hasincurredandnoLoan Party will incur any obligation under the Loan Agreement or any other Loan Document and no Loan Party has made or will make any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party or its Subsidiaries; and

(g)                 As evidenced by the calculations set forth on Annex A to this Amendment Agreement, the pro forma Total Leverage Ratio, after giving effect to any advances to be funded on the date hereof or other transactions contemplated to occur on the date hereof, as of the last day of the fiscal quarter of the Borrower most recently ended prior to the date here off or which financial statements are available, is not more than 2:50 to1.00.

SECTION 9. Each Loan Party, as a maker of the Security Agreement, the Guaranty, the Mortgages to which it is a party and certain other Loan Documents to which it is a party, hereby confirms and agrees that (a) each such document, as amended hereby, as applicable, is and shallcontinue to be in full force and effect, and (b) the obligations secured by each such documentinclude the Fifth Supplement Increase and any and all other obligations of the Borrower and the other Loan Partiesto CoBank under the Loan Agreement and the other Loan Documents.

 SECTION 10. This Amendment Agreement shall become effective as of its date. Allobligations and rights of the Loan Parties and CoBank arising out of or relating to the periodcommencing on the effective date hereof shall be governed by the terms and provisions of theLoan Agreement as amended by this Amendment Agreement; the obligations of and rights of the Loan Parties and CoBank arising out of or relating to the period prior to the date here of shall continue to be governed by the Loan Agreement without giving effect to the amendments provided for herein.

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SECTION 11. Borrower agrees to pay CoBank, on demand, all reasonable out-of-pocket costs and expenses incurred by CoBank, including, without limitation, the reasonable fees and expenses of counsel retained by CoBank, inconnection with the negotiation, preparation, execution and delivery of this Amendment Agreement, the Fifth Supplement Note and all other instruments and documents contemplated hereby.

SECTION 12. This Amendment Agreement may be executed in any number ofcounterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement. Any such counterpart may be delivered by facsimile, email or similar electronictransmission and shall be deemed the equivalent of an originally signed counterpart. The words“execution,” “signed,” “signature,” and words of like import in this Amendment Agreement shallbe deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any similar state laws based on the Uniform Electronic Transactions Act.

SECTION 13. The Loan Parties agree to do such further acts and to execute and deliver such additional agreements and documents as CoBank may reasonably request to consummate, evidence, or confirm the agreements contained herein in the manner contemplated hereby.

SECTION 14. This Amendment Agreement is a Loan Document for all purposesof the Loan Agreement and is subject to the provisions thereof, including, without limitation, governing law and waiver of jury trial.

[Signatures comment on following page.]

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IN WITNESS WHEREOF, the Loan Parties have caused this Amendment Agreement to be executed and delivered, and CoBanic has caused this Amendment Agreement to be executed and delivered, each by their respective duly authorized officers as of the date first shown above.

NUVERA COMMUNICATIONS, INC.

By: ______________________________
Glenn Zerbe
President and Chief Executive Officer

PEOPLES TELEPHONE COMPANY,
WESTERN TELEPHONE COMPANY,
HUTCHINSON TELEPHONE COMPANY,
HUTCHINSON TELECOMMUNICATIONS, INC.,
HUTCHINSON CELLULAR, INC.,
TECH TRENDS, INC.,
SCOTT-RICE TELEPHONE CO., and
SLEEPY EYE TELEPHONE COMPANY,
each as a Subsidiary Guarantor

By: ______________________________
Glenn Zerbe
President and Chief Executive Officer

[Signatures continue on following page.]

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[Signatures continued from previous page.]

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Annex A

Attached.

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Annex A

ProForma TotalLeverageRatio

(A)              Indebtedness1

the sum of (i) obligations for borrowed money, includingthe    principal    amount    of    any    outstanding    Loans, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising inconnection with the purchase of goods or services on termscustomary in the trade and not outstanding more than 90daysunlesscontestedingoodfaith, (iii) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property    now    or    hereafter    owned    or    acquired, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances or other instruments, (v) net termination obligations under Interest Rate Agreements not hedging Borrower’s interest rate under the Loans, calculated as of any date of calculation as if such agreements or arrangements were terminated as of such date,(vi) that portion of any obligation with respect to leases of real or personal property which is required to be capitalized under GAAP or which is treated as operating leases under regulations applicable to them but which other wise would be required to be capitalized under GAAP, (vii) the net present value of future extraordinary executive compensation, and (viii) obligations with respect to principal under guarantees and other contingent obligations with respect to the payment of money, whether or not due and payable.                                                                                                $58,500,502

(B)                EBITDA2

1.                    the sum of

(i)           consolidated net income or deficit3                                                                                     $ 12,251,921

1    As of the date of determination after giving effect to any advances to be funded on such date or other transactions contemplated to occur on such date.

2  Calculated for the then most recently completed four fiscal quarters for which financial statements are available. EBITDA shall be adjusted to give effect to any acquisition, sale or other disposition,directly or through a subsidiary, of any operation or business or any portion there of during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

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(ii) total interest expense (including non-cash
interest)	$2,056,427
(iii) provision of income taxes or benefits	$3,731,973
(iv)depreciation expenses	$9,215,052
(v) amortization expenses	$3,323,726
(vi) unrealized losses on financial derivatives recognized in accordance with SFAS No.133	$ 0
(vii)extra ordinary executive compensation	$ 52,042
Result of (i) plus (ii), (iii), (iv), (v), (vi) and (vii)	$ 30,631,141
2. the sum of
(i) unrealized gains on financial derivatives recognized in accordance with SFAS No.133	$ (2,899,408)
(ii) interest income, dividends and patronage income	$ (807,983)
(iii) income from unconsolidated subsidiaries, partnerships and jointventures	$ (446,130)
Result of (i) plus (ii) and (iii)	$(4,153,521)
3. Result of 1–2=EBITDA	$ 26,477,620

Indebtedness to EBITDA =(A)÷(B)(3)                                                                                                  =  2.21:1.00

Compliance:                Yes                  No

3  After taxes and after eliminating any gain or loss on sale of assets or other extra ordinary gain or loss.

Confidential

PAY PROCEEDS LETTER

March 16, 2022

VIAFACSIMILE(303/224-6101)

CoBank, ACB

6340 S. Fiddlers Green Circle

Greenwood Village, CO80111

Attn:Credit InformationServices

Please refer to that certain Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018 (asamended, modified, supplemented, extended or restated from time to time, the “MLA”), that certain Fourth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018 (as amended, modified, supplemented, extended or restated from time to time, the “Fourth Supplement”), and that certain Fifth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018 (as amended, modified, supplemented, extended or restated from time to time, the “Fifth Supplement”; together with the MLA and the Fourth Supplement, the “LoanAgreement”), each between Nuvera Communications, Inc. (the “Borrower”) and CoBank, ACB (“CoBank”). Capitalized terms used but not defined here in shall have the meanings assigned to such terms in the Loan Agreement.

Reference is also made to that certain Agreement Regarding Amendments to Loan Documents (the “Amendment Agreement”), dated as of the date hereof, by and among the Borrower, the Guarantors and Co Bank.

We hereby request that you disburse the amounts described in Exhibit A attached hereto,and from the proceeds thereof we hereby authorize and direct you to pay for our account the payments described on Exhibit A attached hereto.

Please contact Nancy Blankenhagen, Controller of the Borrower, by email at nancyblankenhagen@nuvera.net or by phone at 507-233-4252 with any questions about the information included on ExhibitA.

We hereby acknowledge and agree that interest will commence to accrue on the full principal amount disbursed for our account pursuant to this letter at the rate or rates specified in the Loan Agreement as of the date you authorize the transfer of funds as herein directed.

[Signature follows on next page.]

EXHIBIT A

SOURCES:
Revolving Loan under Fifth Supplement (Loan No. $28,000.00 RX0583(A)-T5)	$28,000.00
TOTAL:	$28,000.00

Pay to;	Amount:
To Eversheds Sutherland (US) LLP: payment of $24,000.00 in legal fees and $4,000.00 in expenses relating to the Amendment Agreement and a consent documented in February 2022, through and including March 16, 2022, in accordance with the following instructions:	$28,000.00

Bank: Wells Fargo, N.A. 420 Montgomery Street, San Francisco, CA 94104 Account #: 5233576718
ABA#: 121000248
Account Name: Eversheds Sutherland (US) LLP
Notify: accountsreceivable@sutherland.com
Reference: CoBanklNuvera Communications, Inc.
(Client/Matter No. 10801.0524)

TOTAL:	$28,000.00